SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Lazard Diversified Strategies Fund, L.L.C.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

30 Rockefeller Plaza
New York, New York  10112-6300

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 632-1584

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Lazard Diversified Strategies Fund, L.L.C.
c/o Nathan Paul
Secretary
Lazard Alternatives, L.L.C.
30 Rockefeller Plaza
New York, New York  10112-6300

COPIES TO:
Kelli Moll, Esq.
Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X            No  __


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 15th day of June, 2001.

                                     Lazard Diversified Strategies Fund, L.L.C.
                                     (Name of Registrant)




                                     By:  /s/ Michael S. Rome
                                          --------------------------------------
                                          Name:  Michael S. Rome
                                          Title: Manager